EXHIBIT 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek Announces Agreement on Settlement of Shareholder Lawsuit

Parties Reach a Stipulation of Settlement

DENVER — July 21, 2009 - StarTek, Inc. (NYSE:SRT) today announced that it has executed a stipulation of settlement with the lead plaintiffs to settle its federal securities class-action lawsuit.  The settlement is subject to various conditions, including preliminary approval by the applicable federal court, notice to the class members, a final hearing, and final approval by the applicable federal court.  The total settlement amount to be paid under the agreement is $7.5 million, of which StarTek’s primary insurance carrier will contribute $6.9 million and StarTek will contribute $600,000.  For additional details, please see the Form 8-K that the Company filed today with the Securities and Exchange Commission.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry.   Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience.  These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology.  The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes.  Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the U.S., Canada and the Philippines.  For more information visit the Company’s website at www.startek.com or contact us at 800-541-1130.

Forward-Looking Statements

This press release contains statements regarding the stipulation of settlement in connection with the federal securities class-action lawsuit that are forward-looking in nature.  These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such expectations.  The risks include, but are not limited to, preliminary approval of the settlement being given by the United States District Court for the District of Colorado, adequate notice being given to the class members, the occurrence of a final hearing, and final approval of the settlement by the Court.  Certain of these and other risks will be set forth in more detail in the Company’s subsequent filings with the Securities and Exchange Commission.